Exhibit 3.1

THIRD AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

AROGO CAPITAL ACQUISITION CORP.

Pursuant to Section 242 of the Delaware General Corporation Law

AROGO CAPITAL ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Arogo Capital Acquisition Corp. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on June 9, 2021 (the “Original Certificate”). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on November 9, 2021 (the “Amended and Restated Certificate of Incorporation”). A First Amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on March 28, 2023. A Second Amendment to the Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on September 28, 2023

2.	This Third Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.	This Third Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.	Section 4.3(b)(i) is hereby replaced in its entirety as follows:

(i)	Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically (a) at any time and from time to time at the option of the holders of the shares of Class B Common Stock thereof; and (b) on the closing of the Business Combination.

IN WITNESS WHEREOF, Arogo Capital Acquisition Corp. has caused this Third Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 10th day of July 2024.

Arogo Capital Acquisition Corp.

By:	/s/ Suradech Taweesaengsakulthai
Name:	Suradech Taweesaengsakulthai
Title:	Chief Executive Officer